                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of March 23, 1998 by and between Central European Media Enterprises Ltd., a Bermuda corporation (the "Company"), and Michel Delloye ("Executive").


                              W I T N E S S E T H:


                  WHEREAS, the Company desires to secure the services of Executive as an employee, and Executive desires to accept such employment under the terms and conditions set forth below;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.       Employment.

         (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company.

         (b) Term of Employment. The Company shall employ Executive for a term commencing March 23, 1998 (the "Commencement Date") and ending March 23, 2003, unless extended by a written agreement signed by both parties. The Company will advise Executive at least six months prior to the end of the Term whether it intends to extend the Term. The Term of this Agreement as extended as provided herein is herein referred to as the "Term." The period commencing on the Commencement Date and ending on the earlier of (i) the expiration of the Term, or (ii) the date of Executive's termination of employment pursuant to Section 5(a) shall be referred to as the "Employment Period".

         (c) No Conflict. Executive represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

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2.       Position and Duties.

         (a) In general. Executive shall be employed as President and Chief Executive Officer, with overall responsibility for the Company's business and operations, and shall perform such duties and services, consistent with such position for the Company, as may be (i) specified in the Bye-Laws of the Company or (ii) assigned to him from time to time by the Chairman of the Board of Directors of the Company (the "Chairman"). On or promptly following the Commencement Date, Executive shall be named to the Company's Board of Directors and the Board of Directors will propose Executive for election and re-election to the Board of Directors during the remainder of the Employment Period. The duties of the Executive shall include serving as an officer or director or otherwise performing services for any "Affiliate" of the Company as requested by the Company. An "Affiliate" of any person means any entity that controls, is controlled by or is under common control with such person. Executive shall report to the Chairman.

         (b) Full-time employment. During the Employment Period, and subject to his obligations to CME Development Corporation, which is anticipated to require one-third of his business time, Executive shall devote his full business time to the services required of him hereunder, except for time devoted to services required by him to be performed for any "Affiliate" of the Company, 5 weeks annual vacation time (but without duplication of any vacation time to which Executive is entitled under any agreement with any Affiliate) and reasonable periods of absence due to sickness, personal injury or other disability, and shall use his best efforts, judgement, skill and energy to perform such services in a manner consonant with the duties of his position and to improve and advance the business and interests of the Company, provided, however, that Executive shall perform such services under this Agreement exclusively outside of the United Kingdom and the United States and Executive has entered into an employment agreement with CME Development Corporation for his services within the United Kingdom and the United States. Executive shall not be engaged in any other business activity which, in the reasonable judgment of the Chairman, conflicts with the duties of the Executive under this Agreement. Executive shall travel to, and may be stationed on a short-term basis (not to exceed one month at any time) in, such location or locations outside of the United Kingdom and the United States as may be requested by the Com pany, or which Executive believes is necessary or advisable, in the performance by Executive of his duties hereunder or to the extent appropriate to improve and advance the interests of the Company and its Affiliates.

3.       Compensation.

         (a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of US$225,000 (the "Base Salary"). The Base Salary shall be payable in such installments (but not less frequent than monthly) as the salaries of other executives of the Company are paid. The Executive's base salary shall be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), and shall be increased by not less than $6,500 per annum, or such greater amount as the Compensation Committee may determine in its sole discretion.

         (b) Annual Bonus. The Company shall provide Executive with the opportunity to earn an annual cash bonus at the level established for the Chief Executive Officer under the Annual Bonus Plan for Executives and Officers established under the Compensation Principles approved by the Board on March 11, 1998. Under the Annual Bonus Plan, Executive will be eligible to receive a bonus for each full year of his employment equal to 75% % of his Base Salary if the performance goals ("target") established by the Compensation Committee for such year are met. Sixty percent (60%) of the annual bonus, if any, will be based on the achievement of company-wide objectives established by the Compensation Committee, and 40% on an evaluation of personal performance as determined by the Compensation Committee. The actual bonus may range from zero (if 80% of the established goals are not achieved) to 50% of Base Salary if performance is at 80% of target, 75% of Base Salary if performance is at 100% of target to a maximum of 100% of Base Salary if performance is at or above 150% of target, in each case interpolated for actual performance. Executive has been provided a copy of the Compensation Principles.

         (c) Special Long-Term Incentive Bonus. Given that the share price of the Company is largely dependent on the performance of the individual television stations, if Executive is employed by the Company on March 23, 2003, and if the Fair Market Value of a Class A Share of Company Stock on March 23, 2003 has increased from $24 9/16, the Fair Market Value of such Share on March 23, 1998, and the percentage increase is greater that the percentage increase in the Nasdaq Composite Average during the same period, Executive will receive a special one-time bonus of US$1,000,000.

         (d)      Equity Participation.

                  (i) Initial Option Grant. The Company granted Executive an option on March 23, 1998 to purchase, in the aggregate, 225,000 shares of the Class A Common

Stock of the Company (the "Initial Option") under the Company's 1995 Stock Option Plan, as amended.

                  (ii) Certain Terms With Respect to 175,000 Shares Subject to Initial Option. With respect to 175,000 shares out of the total 225,000 shares subject to the Initial Option, the Initial Option shall have the following terms: (A) the Initial Option shall become exercisable in two equal installments on each of the first two anniversaries of March 23, 1998, the date on which the Compensation Committee approved the grant of such Initial Option (the "Grant Date"), provided that Executive is employed by the Company on such anniversary;
(B) the Initial Option shall, except as otherwise provided herein, remain exercisable on a cumulative basis for 10 years from the Grant Date; and (C) the purchase price per share of Class A Common Stock shall equal $24 9/16, the mean between the high and low prices of the Company's Class A Common Stock as reported by Nasdaq for the Grant Date.

                  (iii) Certain Terms With Respect to 50,000 Shares Subject to Initial Option. With respect to 50,000 shares out of the total 225,000 shares subject to the Initial Option, the Initial Option shall have the following terms: (A) the Initial Option shall become exercisable in three equal installments on each of the third, fourth and fifth two anniversaries of the Grant Date, provided that Executive is employed by the Company on such anniversary; (B) the Initial Option shall, except as otherwise provided herein, remain exercisable on a cumulative basis for 7 years from the Grant Date; and

(C) the initial purchase price per share of Class A Common Stock shall equal $24 9/16, the mean between the high and low prices of the Company's Class A Common Stock as reported by Nasdaq for the Grant Date, and such per share purchase price shall increase on the first day of each calendar quarter by one-quarter of 5.63% (the yield, as of the Grant Date, of U.S. Treasury Securities having a remaining maturity of approximately 7 years from the Grant Date as reported in the Wall Street Journal), compounded annually.

                  (iv) Certain Other Terms of the Initial Option. The Initial Option shall become immediately exercisable in full in the event that Executive's employment with the Company is terminated (i) by the Company other than for Cause, (ii) by the Executive for Good Reason, (iii) by reason of the death or Disability of the Executive or (iv) by the Company following a Change in Control (as these terms are hereinafter defined). Once exercisable, the option shall remain exercisable for the specified term, except that (i) if Executive's employment is terminated for Cause the Option shall immediately terminate and (iii) if Executive's employment terminates for any other reason, the Option shall remain exercisable for the lesser of the remaining term of Option and one year following termination of employment.

                  (v) Subsequent Option Awards. The timing and amount of any subsequent option awards (if any), shall be at the discretion of the Compensation Committee and approved by the Board of Directors, but will be generally commensurate with Executive's position with the Company and taking into account option awards made to the other senior executives of the Company.

                  (vi) Change in Control Defined. As used herein, "Change in Control" means the occurrence of (i) a sale or other disposition of stock of the Company, or an issuance of stock of the Company as a result of which any "person" (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Ronald S. Lauder ("Lauder") is or becomes the beneficial owner of more than 25% of the total voting power of the Company, and Lauder (x) beneficially owns a lesser percentage of the total voting power of the Company and (y) does not have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors or (ii) more than 50% of the total value of the assets of the Company and its consolidated subsidiaries are sold and the acquirer of such assets is not Lauder or a company controlled by Lauder.

                  (vii) Additional Bonus Payment. If Executive exercises any portion of the Initial Option, the Company shall pay Executive within 30 days of each such exercise an additional bonus payment equal to the product of (x) the number of shares subject to such Initial Option being so exercised and (y) $2.41. In the event of any adjustment to the number of shares subject to the Initial Option or the exercise price thereof, the dollar payment provided for in this subparagraph shall be equitably adjusted to prevent any diminution or enlargement of Executive's rights hereunder.

                  (e)  Stock Purchase and Special Option Grant.


                  (i) Stock Purchase By Executive. If within 120 days of commencing employment with the Company, Executive desires to purchase Class A Common Stock of the Company, Executive shall so notify the Company. If the Company determines that applicable securities and other laws, rules and regulations, or the rules or regulations of Nasdaq, would not permit Executive to purchase such shares in the open market, the Company shall permit Executive to purchase such shares directly from the Company (if such a purchase is permitted under such laws, rules and regulations) under the Company's Director, Officer and Senior Executive Co-Investment Plan (submitted for shareholder approval at the Company's annual meeting), at a per share price equal to the average of the means between the high and low prices of the Company's Class A Common Stock as reported by Nasdaq for the 10 days following the effective date of Executive's notice to purchase such shares. Any shares purchased from the Company shall bear such legends and restrictions on transfer as the Company determines necessary or appropriate to comply with applicable securities or other laws.

                  (ii) Loan to Purchase Additional Shares. For each $1 of Company stock that Executive purchases within such 120 period, up to a maximum of $500,000, the Company will lend $1 on a non-recourse basis to purchase additional Company stock pursuant to a loan and pledge agreement to be entered into by Executive and the Company (the "Note") under the Company's Director, Officer and Senior Executive Co-Investment Plan (submitted for shareholder approval at the Company's annual meeting). (Under this provision the maximum loan is $500,000 and the maximum purchase is $1 million). The financed shares shall be pledged as security for the loan and may not be sold until Executive's employment is terminated or after seven years, whichever occurs first. The loan will bear interest at the seven-year Treasury Note rate in effect at the time of the loan. Interest will compound annually and is due at the time the Note is due. The Note is due at the earlier of (a) the expiration of seven years, (b) termination of employment for any reason other than death or disability, (c) one year after termination of employment by reason of death or disability and (d) sale of the non-financed shares (on a pro rata basis). Executive will be required to apply 25% of his annual bonus to pay accrued interest and prepay principal on the Note. Financed shares will be released from pledge on a pro rata basis as the Note is paid.

                  (iii) Special Option Grant. For each share of Company stock Executive purchases within 120 days of commencing employment with the Company, the Company shall grant Executive an option under the Company's 1995 Stock Option Plan, as amended, to purchase two additional shares, up to a maximum of options to acquire 50,000 shares (the "Special Option"). The Special Option shall be granted to Executive by the Compensation Committee as soon as practicable following the expiration of such 120 period. The Special Option shall have the same terms and conditions as the Option (as set forth in Section 3(d)(iii) and (iv) above), except that (i) the initial exercise price per share of the Special Option shall be equal to the mean between the high and low prices of the Company's Class A Common Stock as reported by Nasdaq for the date of grant, which exercise price shall increase on the first day of each calendar quarter by one-quarter of the yield, as of the date of grant of the Special Option, of U.S. Treasury Securities having a remaining maturity of approximately 7 years from the date of grant of the Special Options as reported in the Wall Street Journal, compounded annually, and (ii) the dates on which the Special Option shall become exercisable shall be determined by reference to the date of the grant of such Special Option.

4.       Benefits, Perquisites and Expenses.

         (a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, provided that in any event Executive shall at the Company's expense, be entitled to private medical insurance for himself, his wife and dependent children, disability insurance and permanent health insurance at the maximum permissible levels from time to time, and life insurance in an amount commensurate with the life insurance offered to the other senior executives of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof, provided that if Executive is also entitled to any of such benefits under an agreement with an Affiliate, the benefits shall be provided by the Company and its Affiliates to Executive in a manner that avoids duplication. The Company may amend or terminate any such plan in its discretion.

         (b) Perquisites. During the Employment Period, Executive shall be entitled to home leave as specified in the Company's Employee Handbook, shall be provided for his use a suitable car and driver, and shall also be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company, provided that if Executive is also entitled to any of such benefits under an agreement with an Affiliate, the benefits shall be provided by the Company and its Affiliates to Executive in a manner that avoids duplication. For each calendar month during the Employment Period, Executive shall be entitled to receive an annual expatriate premium of Pounds Sterling (pound)135,000 to be paid in equal monthly installments, and subject to annual increase based on the increase in the consumer price index (HICP) for the London metropolitan area published by the Office of National Statistics for the preceding year, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power (in the London metropolitan area or nationally) designated by the Compensation Committee, or such other amount as may be agreed to by Executive and the Compensation Committee.

         (c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by

Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

         (d) Indemnification. The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Memorandum of Association and Bye-Laws. If any claim is asserted against Executive with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall either defend Executive or, at its option, pay Executive's legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification.

         (e) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under any applicable income tax or other law, rule or regulation.

         (f) Currency of Payment. Payments provided for herein shall be in the currency stated, or in such other mutually beneficial currency as the Company and Executive shall agree from time to time sufficiently in advance of payment to permit timely payment. Payment in a currency other than in the currency stated shall be based at the current exchange rate at the time of payment. Notwithstanding the foregoing, if a single European currency ("euro") replaces the national currencies of participating members of The Treaty on European Union and Final Act of Feb. 7, 1992, 31 I.L.M. 247 (entered into force Nov. 1, 1993), or other similar or successor treaty, payments hereunder shall, at the election of Executive, thereafter be made in such common currency (euro), based upon the exchange rate at the time of such election.

         (g) Right of Offset. If the Company makes any payment to a third party on Executive's behalf or as guarantor of an obligation of Executive, the Company shall be entitled to seek reimbursement from the Executive of any such amounts and/or to offset any such amounts against any payments by the Company to Executive hereunder.

5.       Termination of Employment.

         (a) Termination of the Employment Period. The Employment Period shall end upon the earliest to occur of (i) a termination of Executive's employment on account of Executive's death, (ii) a Termination due to Disability or Retirement, (iii) a Termination for Cause, (iv) a Termination Without Cause, (v)

a Termination for Good

Reason, (vi) a Termination Without Good Reason, or (vii) the expiration of the Term. The Company or the Executive may initiate a termination in any manner permitted hereunder by giving the other party written notice thereof (the "Termination Notice"). The effective date (the "Termination Date") of any termination shall be deemed to be the later of (i) in the case of a Termination Notice from Executive, 45 days after the receipt by the Company of the Termination Notice, (ii) the date on which the Termination Notice is given, or
(iii) the date specified in the Termination Notice; provided, however, that in the case of the Executive's death, the Termination Date shall be the date of death. Upon termination of his employment for any reason, Executive will immediately resign from all positions that he holds with the Company and its Affiliates.

         (b)      Payments Upon Certain Terminations.

                  (i) Termination for Good Reason or Termination Without Cause. In the event that Executive's employment is terminated by Executive for Good Reason or by the Company Without Cause, the Company shall pay Executive his Earned Salary, Vested Benefits, and a Severance Benefit (as such terms are hereinafter defined).

                  (ii) Termination due to Death. In the event of the termination of Executive's employment due to Executive's death, the Company shall pay Executive's estate Executive's Earned Salary, Vested Benefits, and shall provide to Executive's surviving spouse and children Executive's Base Salary (at the rate in effect on the date of his death) and the health insurance provided in
Section 4(a)(i) for a period of 12 months.

                  (iii) Termination due to Disability or Retirement. In the event of termination of Executive's employment by the Company due to Disability or a Termination due to Retirement, the Company shall pay Executive his Earned Salary and Vested Benefits as provided in Section 3(c), plus, in the event of termination due to Disability, to the Executive or his estate his Base Salary at the Termination Date on a monthly basis, the benefits provided in Section 4(a)(i) for 12 months. In the event that Executive's employment with the Company is terminated due to Disability, Executive's entitlement to continuation of his Base Salary under this subsection (iii) shall be reduced by the amount of any Company sponsored (and paid for) disability benefits paid to Executive.

                  (iv) Termination Without Good Reason. In the event of a termination of Executive's employment by Executive Without Good Reason, the Company shall pay Executive his Earned Salary and Vested Benefits.

                  (v) Termination for Cause. In the event of a termination of Executive's employment by the Company for Cause, the Company shall pay Executive his Earned Salary and Vested Benefits.

         (c) Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event more than 60 days, following the end of the Employment Period. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Severance Benefits shall be paid in equal monthly installments.

         (d) Definitions. The following capitalized terms have the following meanings:

                  "Earned Salary" means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

                  "Normal Retirement Age" means the first day of the month following Executive attaining age 65.

                  "Severance Benefit" means Executive's minimum Base Salary for the remainder of the Term.

                  "Termination due to Disability" means a termination of Executive's employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least six consecutive months or (ii) a total of more than 183 days in any twelve month period. Any question as to the existence, extent or potentiality of Executive's disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and reasonably acceptable to Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive's disability as he, she or they deem appropriate, including the opinion of Executive's personal physician.



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

                  "Termination due to Retirement" means termination of employment by Executive, or termination of Executive's employment by the Company other than a Termination for Cause, on or after Executive's Normal Retirement Age.

                  "Termination for Cause" means a determination by a majority of the Board to terminate Executive's employment by the Company due to (i)

Executive's conviction of a felony or the entering by Executive of a plea of nolo contendere with respect to a charged felony, (ii) Executive's gross negligence, recklessness, dishonesty, fraud, willful malfeasance or willful misconduct in the performance of the services con templated by this Agreement,
(iii) willful misrepresentation to shareholders or directors which is injurious to the Company; (iv) a willful failure without reasonable justification to comply with a reasonable written order of the Chairman or the Board of Directors; or (v) a willful and material breach of Executive's duties or obligations under this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless the Company shall have delivered a written notice to Executive stating that it intends to terminate his employment for Cause not less than seven days following the giving of such notice and specifying the factual basis for such termination, and the event or events that form the basis for the notice, if capable of being cured, shall not have been cured within the period stated in the receipt of such notice.

                  "Termination for Good Reason" means a termination of Executive's employment by Executive within 30 days following (i) a reduction in Executive's annual Base Salary or bonus opportunity contemplated by Sections 3(a) and (b), (ii) a material reduction in Executive's positions, duties, responsibilities or reporting lines from those described in Section 2 hereof;
(iii) a material breach of this Agreement by the Company, or (iv) any termination of the Executive's employment with CME Development Corporation due to a "Termination Without Cause" by CME Development Corporation or a "Termination With Good Reason by Executive", as those terms are defined in the employment agreement between the Executive and CME Development Corporation. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (y) unless Executive shall have delivered a written notice to the Company within 30 days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

                  "Termination Without Cause" means any termination by the Company of Executive's employment hereunder other than (i) a Termination due to Disability, (ii) a Termination due to Retirement or (iii) a Termination for Cause.

                  "Termination Without Good Reason" means any termination by Executive of Executive's employment hereunder upon not less than three month's notice to the Company other than (i) a termination due to Executive's death,
(ii) a Termination due to Retirement, (iii) a Termination for Good Reason, or
(iv) a Termination due to Disability.

                  "Vested Benefits" means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or sub sequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency and expenses incurred prior to termination of employment that are reimbursable under Section 4(c).

         (e) Full Discharge of Company Obligations. The amounts payable to Executive pursuant to this Section 5 following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its subsidiaries, other than Executive's rights to indemnification under Section 4(d).

6.       Agreement Not to Compete With Company

                  (a) During the Employment Period and for a period of two years thereafter, Executive shall not directly or indirectly own, manage, operate, finance, join, control, advise, consult, render services to, have an interest or future interest or participate in the ownership, management, operation, financing or control of, or be employed by or connected in any manner with any Competing Business (other than as a holder of common stock of the Company, and not in excess of 1% of the outstanding voting shares of any other publicly traded company). "Competing Business" means the business of licensing of television or radio stations and provision of programming engaged in by the Company or any Affiliate in Russia, the former states of the U.S.S.R., or any country in Central and Eastern Europe where the Company or an Affiliate conducts such business at any time during the Term, provided that Competing Business shall not include any such business the consolidated revenues of which are less than 5% of the Company's consolidated revenues (in each case determined at the time Executive commences such affiliation). Any opportunity directly or indirectly related to any business engaged in by the Company, its subsidiaries and Affiliates of which Executive becomes aware during the Term shall be deemed a corporate opportunity of the Company, and Executive shall promptly make such opportunity available to the Company.

                  (b) If, during the period of two years after expiration of the Term, Executive or an Affiliate of Executive proposes to engage in what may be a Competing Business, Executive shall so notify the Company in a writing which shall fully set forth and describe in detail the nature of the activity which may be a competitive Business, the names of the companies or other entities with or for whom such activity is proposed to be engaged in by Executive or by an Affiliate of Executive (the "Section 6 Notice"). If, within 30 days after receipt by the Company of a Section 6 Notice, the Company shall fail to notify

Executive that it deems the proposed activity to be a Competitive Business, then Executive shall be free to engage in the activities described in the Section 6 Notice without violation of Section 6(a). If, however, the Company notifies Executive that the proposed activities constitute a Competitive Business, then
(i) Executive shall not engage in such Competitive Business during the two-year period following expiration of the Term, and (ii) the Company shall pay Executive, during such two-year period, in equal monthly installments, an amount equal to his highest Base Salary; provided that the amount payable under this
Section 6(b) shall be reduced by the amount of Severance Benefit that Executive is receiving for such period.

7.       Confidential Information

         (a) Without the prior written consent of the Company, Executive shall not disclose at any time during the Employment Period or any time thereafter any Confidential Information (as defined below) to any third person other than in the course of fulfilling Executive's responsibilities under this Agreement unless such Confidential Information has been previously disclosed to the public by the Company or an Affiliate or is in the public domain (other than by reason of Executive's breach of the provisions of this paragraph).

         (b) "Confidential Information" is any non-public information pertaining to the Company or an Affiliate, any of their businesses or the business or personal affairs of Ronald S. Lauder ("Lauder") or his family and how any of them conducts its or his business or affairs. "Confidential Information" includes not only information disclosed by the Company or an Affiliate to Executive, but information developed, created or learned by Executive during the course of or as a result of Executive's employment with the Company. "Confidential Information" specifically includes information and documents concerning the Company's and its Affiliates' methods of doing business; research, telecommunications technology, its actual and potential clients, transactions and suppliers (including the Company's or an Affiliate's terms, conditions and other business arrangements with them); client or potential client or transaction lists and billing; advertising, marketing and business plans and strategies (including prospective or pending licensing applications or investments in license holders or applicants); profit margins, goals, objectives and projections; compilations, analyses and projections regarding the Company, its Affiliates or any of its clients or potential clients or their businesses; trade secrets; salary, staffing, management organization or employment information; information relating to members of the Board of Directors and management of the Company or an Affiliate; files, drawings or designs; information regarding product development, marketing plans, sales plans or manufacturing plans; operating policies or manuals, business plans, financial records or packaging design; or any other financial, commercial, business or technical information relating to the Company, an Affiliate, Lauder or his family or information designated as confidential or proprietary that the Company, an Affiliate or Lauder may receive belonging to others who do business with any of them.


         (c) Nothing herein shall prevent the disclosure by Executive of any information required by an order of a court having competent jurisdiction or under subpoena from a government agency, provided that, if Executive receives a request for the disclosure of any Confidential Information pursuant to court process or by a government agency, Executive shall immediately (and at the latest within two business days) notify the Company of that request and cooperate to the maximum extent authorized by law with the Company in protecting the Company's and it Affiliates' interest in maintaining the confidentiality of any Confidential Information.

8.       No Disparaging Comments

Each of the parties hereto agrees not to make disparaging or derogatory comments about the other party, members of the Board or Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

9.       Return of Company Property

Promptly (and at the latest within ten business days) following Executive's termination of services, Executive shall:

         (i) return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company's Confidential Information (as defined above), and any other property or Confidential Information of the Company or its Affiliates, including all copies thereof in Executive's possession, custody or control, and

         (ii) delete from any computer or other electronic storage medium owned by Executive any of the proprietary or Confidential Information of the Company or its Affiliates.

10.      No Soliciting or Hiring Company Employees

During the Employment Period and for a two-year period thereafter, Executive shall not directly or indirectly induce any employee of the Company or any Affiliate, other than Executive's secretary or personal assistant, to terminate employment with such entity, and during the Employment Period and for a one-year period thereafter, shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was within 9 months prior to the end of the Employment Period employed by the Company or any Affiliate as an em ployee, other than Executive's secretary or personal assistant.

11.      Continuing Obligations Following Termination

Executive agrees that his obligations and restrictions with respect to noncom petition, confidentiality, Company property, nondisparagement and nonsolicitation, and the Company obligations to indemnify Executive under
Section 4(d), will continue to apply following the termination of Executive's relationship regardless of the manner in which his relationship with the Company is terminated, whether voluntarily, for Cause, for Good Reason, without Cause or otherwise.

12.      Arbitration of All Disputes

         (a) Any dispute, controversy or claim between the Executive and the Company or any of its officers, directors, employees or shareholders (who are expressly made third-party beneficiaries of this agreement) arising out of, relating to or in connection with this agreement, or the breach, termination or validity thereof, shall be finally resolved by binding and non-appealable arbitration, before a single arbitrator selected by the procedure set forth below, conducted in New York, New York. To the extent practicable, any such arbitration shall be consolidated with any other arbitration proceeding between Executive and any Affiliate of the Company (if any).

         (b) Either party may commence an arbitration proceeding by giving written notice to the other party of its desire to arbitrate.

         (c) The single arbitrator (the "Arbitrator") shall be selected from among the New York City members of the New York Regional Panel of Distinguished Neutrals (the "Panel") of the Center for Public Resources ("CPR") by mutual agreement of the parties, or if the parties are unable to agree, by the following means:

                                    (A) The Company, on one hand, and Executive
                  on the other hand, shall simultaneously exchange lists each containing the names of five members of their choice of the Panel who have indicated a willingness to serve.

                                    (B) If a single name appears on both lists,
                  that individual shall be appointed.

                                    (C) If more than one name appears on both
                  parties' lists, the Arbitrator shall be selected from the common names by mutual agreement of the parties or by the toss of a coin.

                                    (D) If the lists contain no names in common,
                  each party shall strike four names from the other party's list and the Arbitrator shall be selected from the remaining two names by mutual agreement of the parties or by the toss of a coin.


                                    (E) If the CPR ceases to have a Panel or it
                  is otherwise impossible to select the Arbitrator from the Panel as contemplated by this Agreement, the Arbitrator shall be selected by the President of the CPR in the manner that the President deems closest to satisfying the purposes of this Section, or, if such person is unable to do so, by the President of the Association of the Bar of the City of New York.

         (d) The Arbitrator, after appropriate consultation with the parties, shall (i) determine, in his or her sole discretion, the rules governing the arbitration proceeding, including whether and to what extent the parties shall have any right to pre-hearing discovery or other forms of disclosure, the manner of presentation of arguments and/or evidence before or at any hearing, whether and to what extent formal rules of evidence shall govern the proceeding and the parties' rights following the proceeding, and (ii) be governed in exercising such discretion by the goal of reaching a fair and reasonable decision in an expeditious and efficient manner while endeavoring to streamline the process and avoid undue litigation costs.

         (e) The Arbitrator shall assess the costs of the proceeding (including the prevailing party's reasonable attorney's fees) on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful, unless he or she concludes that matters of equity or important considerations of fairness dictate otherwise.

         (f) The Arbitrator shall be required to state his or her decision in writing and may, but shall not be required to, elaborate on the reasons for such decision.

         (g) The arbitrator(s) shall have the authority upon application by a party to direct specific performance, including preliminary or interim specific performance pending the final resolution of the arbitration, of any portion of this agreement. The parties expressly consent to the jurisdiction and power of any federal or state court in New York to enforce the terms of such a direction upon application by a party. If the arbitrator(s) have not yet been appointed, the parties may obtain injunctive or other appropriate relief from a court to enforce the terms of this agreement pending the appointment of the arbitrator(s) who shall thereafter have full power to continue, modify or vacate the terms of any injunctive relief ordered by the court.

         (h) Notwithstanding the terms of this agreement that provide that New York law shall govern, the arbitration and the provisions in this agreement dealing with arbitration shall be governed exclusively by the United States (Federal) Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment on or enforcement of the award or any direction for specific performance rendered by the arbitrators may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or assets of such party.

         (i) If, notwithstanding the parties' agreement to arbitrate, any issue is presented to a court for decision, the parties hereby waive any right to trial by jury.

         (j) The parties agree that any dispute between the parties and the arbitration itself shall be kept confidential and that the existence of the arbitration and any element of it (including but not limited to any pleading, brief or other document submitted or exchanged, any testimony or other oral submission, and any award) shall not be disclosed except to the arbitrator(s), the CPR Institute for Dispute Resolution, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

13.  No Punitive or Emotional Damages

The parties hereto agree that neither the Executive nor the Company will be entitled to seek or obtain punitive, exemplary or similar damages of any kind from the other or, in the case of Executive, from the Company's officers, directors, employees or shareholders, or to seek or obtain damages or compensation for emotional distress, as a result of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the performance, breach, termination or validity thereof. Nothing herein shall preclude an award of compensatory or punitive damages against any other third party.

14.  Injunctive Relief to Avoid Irreparable Injury

         (a) Executive acknowledges and agrees that the individualized services and capabilities that he will provide to the Company under this Agreement are of a personal, special, unique, unusual, extraordinary and intellectual character.

         (b) Executive acknowledges and agrees that the restrictions in this agreement are reasonable to protect the Company's rights under this Agreement and to safeguard the Company's and its Affiliates' Confidential Information.

         (c) Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its Affiliates irreparable injury for which adequate remedies are not available at law. Executive therefore agrees that the Company shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this

Agreement

         (d) These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

         (e) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the noncompetition, nonsolicitation, confidentiality and Company property provisions, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

15. Automatic Amendment by Arbitral Awards or Court Order and Interim Enforcement

         (a) If the Arbitrator(s) or a court determines that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable.
All other terms will remain in full force and effect.

         (b) If the Executive raises any question as to the enforceability of any part or terms of this agreement, including, without limitation, the provisions relating to noncompetition, nonsolicitation, confidentiality and Company property, the Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an arbitral award to the contrary.

16.  Notices

All notices and other communications required or permitted hereunder shall be sufficiently given if (a) delivered personally, (b) sent by facsimile transmission (with confirmation received), (c) sent by a nationally-recognized air courier assuring overnight delivery, or (d) mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

                  if to the Executive, to the Executive at:

                  18 D'Arblay Street
                  London W1V 3FP, England

                  with a copy to Executive at:

                  Michel Delloye
                  Avenue des Cytises No. 6
                  B1180 Bruxelles, Belgium
                  Fax:  011-322-375-2807
                  if to the Company, to the Company at

                  18 D'Arblay Street
                  London W1V 2FP , England
                  Attention:  Legal Department

                  with a copy to each of:

                  Hon. Ronald S. Lauder
                  Suite 4200
                  767 Fifth Avenue
                  New York, New York 10153
                  Fax: (212) 572-4046

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Fax: (212) 909-6836
                  Attention: Louis Begley, Esq.

or to such other address as shall be furnished by notice from time to time by one party hereto to the other party. Any such communication shall be deemed to have been given, (i) in the case of personal delivery, on the date of delivery,
(ii) in the case of delivery by air courier, on the first business day following the day on which such communication was posted, and (iii) in the case of mailing, on the third business day following the day on which such notice was posted.

17.  Sole and Entire Understanding; Amendments

The entire understanding and agreement between the Company and Executive have been incorporated into this Agreement. There are no other promises, representations, understandings or inducements by the Company to Executive or Executive to the Company other than those specifically set forth in this Agreement. This Agreement may not be altered, amended or added to except in a single writing signed by the Company and the Executive. Coincident herewith, Executive and CME Development Corporation are entering into an Employment Agreement covering Executive's services to CME Development Corporation and its subsidiaries.

18.  Waiver of Breach

A waiver or breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, and any failure to enforce any provision hereof shall not operate as a waiver of such provision or of any other provision.

19.  Headings

The headings of sections in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

20.  Arm's Length

         (a) This Agreement was entered into at arm's length, without duress or coercion, and is to be interpreted as an agreement between parties of equal bargaining strength. Both the Company and the Executive agree that this Agreement is clear and unambiguous as to its terms, and that no parol or other evidence will be used or admitted to alter or explain the terms of this Agreement, but that it will be interpreted based on the language within its four corners in accordance with the purposes for which it is entered into.

         (b) The parties hereto expressly agree that any rule or contractual interpretation, as applied under California law or anywhere else, that would allow parol or extrinsic evidence to attempt to show fraud in the inducement or duress to contradict the plain, unambiguous terms of this Agreement shall not apply to this Agreement and its performance and enforcement. This provision is a material part of this Agreement and, should any party try to introduce evidence contrary to this provision, any other party shall be entitle to consider it a breach and to rescind this contract in full.

21.  Successors and Assigns

         (a) This Agreement will inure to the benefit of, and will be binding upon, the Company, its successors and assigns and upon the Executive and his heirs, successors and assigns; provided, however, that, because this is an Agreement for personal services, the Executive cannot assign any of his obligations under this Agreement to anyone else.

         (b) This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original and the final counterpart shall be deemed to have been executed in New York, New York.

22.  No Third Party Beneficiaries

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Sections 4(d) and 5(b).

23.  New York Law Governs

Any questions or other matters arising under this Agreement, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

                  IN WITNESS WHEREOF, this Agreement has been executed by Executive and then by the Company in New York, New York, on the dates shown below, but effective as of the date and year first above written.


Date: March 24, 1998                                      /s/ Michel Delloye
      -------------------------                      ---------------------------
                                                            Michel Delloye


                                                     CENTRAL EUROPEAN MEDIA
                                                     ENTERPRISES LTD.

Date:                                                BY: /s/ Ronald S. Lauder
      -------------------------                          -----------------------
                                                         Ronald S. Lauder
                                                         Chairman